Exhibit 99.1

Investors

Cyclacel Pharmaceuticals Announces Agreement for the Acquisition of Preferred Stock by David Lazar

Jan 03 2025

David Lazar agrees to invest $3.1 million in Preferred Stock and becomes Interim CEO

BERKELEY HEIGHTS, N.J., Jan. 03, 2025 (GLOBE NEWSWIRE) -- Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company") today announced that the Company entered into a securities purchase agreement (“Agreement”) with investor David Lazar (“Lazar”), pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “D Preferred Stock”) of Cyclacel at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Agreement. The proceeds of the transaction will be used to settle outstanding liabilities of the Company and other general corporate and operating purposes.

Lazar is purchasing 1,000,000 shares of C Preferred Stock for $1,000,000 at an initial closing to occur on or about January 3, 2025. Each share of C Preferred Stock is convertible into 2.65 shares of Company common stock. The aggregate number of shares of common stock issuable upon conversion of the C Preferred Stock is subject to a 5% beneﬁcial ownership limitation prior to stockholder approval of the transaction. Subject to the satisfaction of certain closing conditions and within two business days of the date that the Company’s stockholders approve the issuance of all the shares of Common Stock upon conversion of the C Preferred Stock and D Preferred Stock, as required by the applicable rules and regulations of the Nasdaq Stock Market (the “Preferred Stock Stockholder Approval”), Lazar will pay an additional $2,100,000 in exchange for 2,100,000 shares of D Preferred Stock at a second closing. Each share of D Preferred Stock shall be convertible into 110 shares of common stock.

In connection with the Agreement, the Company’s Board of Directors will be reconstituted. Dr. Samuel Barker will continue to serve as Chairman, and Paul McBarron and Spiro Rombotis will continue as directors. David Natan, a seasoned ﬁnancial executive with biopharmaceutical industry experience, will join the Board and will chair the audit committee. In addition, Spiro Rombotis stepped down from his position as Chief Executive Oﬃcer of the Company and David Lazar was appointed as interim Chief Executive Oﬃcer. Dr. Kenneth Ferguson, Dr. Christopher Henney, Dr. Brian Schwartz, Dr. Robert Spiegel and Ms. Karin Walker have resigned from the Board. The Company wishes to express its gratitude to the departing directors for their long and dedicated service and their support of Cyclacel’s eﬀorts to serve the unmet medical needs of cancer patients.

On January 2, 2025, the Company also entered into a Warrant Exchange Agreement (the “Exchange Agreement”) with the holder (the “Holder”) of certain existing warrants (the “Exchanged Warrants”) to purchase an aggregate of 24,844,725 shares of the Company’s common stock. Pursuant to the Exchange Agreement, on the closing date and subject to the receipt of approval of the Company’s stockholders as required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the issuance of all of the shares of common stock to be issued pursuant to the Exchange Agreement (the “Warrant Exchange Stockholder Approval”), the Company agreed to exchange with the Holder the Exchanged Warrants for an aggregate of 24,844,725 shares of Common Stock (the “New Shares”) and $1,100,000 in cash (collectively, the “Exchange”). To the extent the Holder would otherwise beneﬁcially own in excess of any beneﬁcial ownership limitation applicable to the Holder after giving eﬀect to the Exchange, the Exchanged Warrants shall be exchanged for a number of New Shares issuable to the Holder without violating the beneﬁcial ownership limitation and the remainder of the Holder’s Exchanged Warrants shall be issued as pre-funded warrants to purchase the number of shares of Common Stock equal to the number of shares of Common Stock in excess of the beneﬁcial ownership limitation. The closing of the Exchange is expected to take place substantially concurrently with the date on which the Warrant Exchange Stockholder Approval is received, subject to the receipt by the Company of the Preferred Stock Stockholder Approval. The Company also agreed to register the New Shares for resale pursuant to certain registration rights set forth in the Exchange Agreement.

1/2

The Board has directed management to reduce operating costs while strategic alternatives are being explored. There can be no assurance that the exploration of strategic alternatives will result in any agreement or transaction, or as to the timing of any such agreement or transaction. Further, there can be no assurance that the Company will receive the Preferred Stock Stockholder Approval or the Warrant Exchange Stockholder Approval.

The Company has received a written communication from the Nasdaq Stock Market, and expects to receive formal notiﬁcation, that, in response to the Company’s request for an extension, the new deadline to demonstrate compliance with Nasdaq’s minimum stockholders’ equity requirement is February 6, 2025. If the Company fails to regain compliance during the required compliance period, its securities would be subject to delisting.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, currently in Phase 2 clinical trials, and the anti-mitotic program plogosertib, a PLK1 inhibitor, currently in Phase 1 clinical trials, in patients with both solid tumors and hematological malignancies. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially diﬀerent from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include, among other things, statements related to the receipt of stockholder approvals to issue the shares of common stock pursuant to the contemplated transactions, the consummation of a second closing pursuant to the Agreement, the Company’s exploration and review of strategic alternatives, its ability to identify and complete a transaction as a result of the strategic review process, its plans to reduce costs and conserve cash and Cyclacel’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These risks and uncertainties include the risk that the Company may not be successful in receiving the stockholder approvals contemplated and may not consummate a second closing pursuant to the Agreement, the uncertainty of whether the Company is able to regain and maintain compliance with Nasdaq’s continued listing requirements, the uncertainty of pursuing strategic alternatives and consummating one or more strategic transactions on attractive terms, if at all; the Company’s actual reductions in spending as compared to anticipated cost reductions; the Company’s costs of continuing to operate as a public company; and the other risks described more fully in Cyclacel Pharmaceuticals’ ﬁlings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ending December 31, 2023 and its other documents subsequently ﬁled with or furnished to the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2024. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic ﬁlings we ﬁle with the Securities and Exchange Commission that are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company: Paul McBarron, (908) 517-7330, IR@cyclacel.com

© Copyright 2025 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

2/2